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                                                                   Exhibit 10.14

                                Amendment No. 1
                   to Cable Design Technologies Corporation
                       Non-Employee Director Stock Plan
                                 March 7, 2000

  The following definition contained in Section 2 of the Plan are amended and restated as follows:

  (i) "Eligible Director" means any persent or future member of the Board of Directors who, on an Award Date, (i) is a member of the Board of Directors, (ii) is not an employee of the Company or any of its subsidiaries and (iii) who is not an officer, director or employee of, or who would not be deemed to share beneficial ownership of any shares of Common Stock held by, any stockholder of the Company that owns more than 5% of the issued and outstanding shares of Common Stock on such date.

  (k) "Market Value" on any date means the closing price of Common Stock on that date (or, if such date is not a trading date, on the next preceding date which was a trading date) on the New York Stock Exchange or such other exchange that constitutes the primary trading market for the Company's common stock, as subsequently reported in The Wall Street Journal.